                                                                 EXHIBIT (10)(c)

                          FAREISI TRANSITION AGREEMENT


     This FAREISI TRANSITION AGREEMENT (this "Agreement") is made as of the 30th day of November, 1997 by and among First American Real Estate Solutions LLC, a California limited liability company ("NEWCO"), First American Real Estate Information Services, Inc., a California corporation ("FAREISI"), for itself and each of the FAFCO Members (as such term is defined in the Joint Venture Agreement described below), and The First American Financial Corporation, a California corporation ("FAFCO").


                                    RECITALS

     A. NEWCO was formed on or before November 30, 1997 as a limited liability company with FAREISI, certain affiliates of FAREISI, and EXPERIAN INFORMATION SOLUTIONS, INC. ("EXPERIAN"), as members. The FAFCO Members contributed the assets, liabilities and going business of their respective Real Estate Information Service businesses (collectively, the "FAREISI Business") to NEWCO in return for issuance of an eighty percent (80%) membership interest in NEWCO. EXPERIAN contributed the assets, liabilities and going business of its Real Estate Solutions business (the "RES Business") and Ten Million Dollars ($10,000,000) cash to NEWCO in return for issuance of a twenty percent (20%) membership interest in NEWCO. These contributions and membership interests are the subject of a Contribution and Joint Venture Agreement dated as of November 30, 1997 (the "Joint Venture Agreement") and an Operating Agreement dated as of November 30, 1997 (the "Operating Agreement").

     B. The parties have agreed to enter into this Agreement to provide for certain matters relating to the operation of the FAREISI Business by NEWCO following the Closing Date, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration for the forgoing and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

                              TERMS AND CONDITIONS

                                   ARTICLE I

                          Definitions and Construction
                          ----------------------------

     1.1 Definitions: The Joint Venture Agreement and the Operating Agreement define certain terms. Such terms shall, to the extent not inconsistent with the definitions contained in this Agreement have the meanings set forth in those agreements, where used herein and identified with initial capital letters.

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

     1.2 Other Definitions, Meanings and Interpretations: For purposes of this Agreement, the term "parties" means (except where the context otherwise requires) NEWCO, FAREISI and FAFCO; the term "person" includes any natural person, firm, association, partnership, corporation, limited liability company, governmental agency or other entity other than the parties; and the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole. The headings of the Articles and Sections of this Agreement have been included herein for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Agreement. The meanings given to defined terms (whether defined herein or in the Joint Venture and Operating Agreements) shall apply equally to both the singular and plural forms of such terms.

     1.3 Relationship with the Joint Venture and Operating Agreements: This Agreement is intended to support and supplement the Joint Venture and Operating Agreements. Wherever possible, this Agreement and the Joint Venture and Operating Agreements shall be construed as being consistent. Where particular matters are addressed expressly in this Agreement, the terms and conditions of this Agreement, and not those of the Joint Venture or Operating Agreement, shall govern. Otherwise, the terms and conditions of the Joint Venture and Operating Agreements shall govern.

                                  ARTICLE II
                             Human Resource Matters
                             ----------------------

     2.1 Transition of Hired Employees: Except as otherwise specifically provided in Section 2.2, all employees of the FAREISI Business shall, at the Effective Time, automatically become employees of NEWCO as of the Effective Time. All employees of the FAREISI Business automatically hired by NEWCO as of the Effective Time shall be referred to herein as the "Hired Employees." Except as otherwise specifically provided in this Agreement, no FAFCO Member shall have any obligation with respect to the Hired Employees after the Effective Time.

     2.2 Inactive Employees: Notwithstanding anything in this Agreement, the Joint Venture Agreement or the Operating Agreement to the contrary, FAREISI shall cause each FAFCO Member (subject to such FAFCO Member's policies and procedures) to retain all of its employees engaged in the FAREISI Business who are on leave of absence status (whether paid or unpaid) as of the Effective Time (together with all liabilities related to such retained employees), until such time as such FAFCO Member has determined, in good faith and consistent with past practices, that any such person may return to active status. Upon making such determination, the FAFCO Member shall promptly notify NEWCO and such employee shall thereafter, upon reporting to work, automatically become an employee of NEWCO and shall be treated as a Hired Employee for the purposes of this Agreement (and all liabilities related to such employee shall then be automatically assumed by NEWCO).

     2.3 Insurance Plans: FAFCO acknowledges and agrees that NEWCO does not intend to establish its own medical, vision, dental, life, accidental death and dismemberment,

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and long-term disability plans (collectively, "Insurance Plans") for the Hired
Employees. Accordingly, from and after the Effective Time, for so long as NEWCO desires, FAFCO shall ensure that the Hired Employees and, to the extent NEWCO so desires, any other employees hired from time to time by NEWCO after the Effective Time (collectively, the "NEWCO Employees") are eligible to participate in FAFCO's Insurance Plans upon terms and conditions substantially similar to those offered to employees of FAFCO and its subsidiaries. NEWCO agrees to reimburse FAFCO for FAFCO's direct costs, if any, incurred in making the Insurance Plans available to the NEWCO Employees.

     2.4 Accrued Vacation: Each FAFCO Member will transfer to NEWCO the liability for accrued vacation pay of the Hired Employees as of the Effective Time. NEWCO will credit to each Hired Employee the accrued vacation such Hired Employee accrued with FAREISI prior to the Effective Time.

     2.5 401(k) Plans: FAFCO acknowledges and agrees the NEWCO does not intend to establish its own 401(k) plan for the NEWCO Employees. Accordingly, from and after the Effective Time, for so long as NEWCO desires, FAFCO shall ensure that the NEWCO Employees are eligible to participate in FAFCO's 401(k) plan upon substantially terms and conditions substantially similar to those offered to employees of FAFCO and its subsidiaries. NEWCO agrees to reimburse FAFCO for FAFCO's direct costs, if any, incurred in making the 401(k) plan available to the NEWCO Employees.

                                  ARTICLE III
                       Treasury, Banking and Tax Matters
                       ---------------------------------

     3.1  Disbursement Accounts:

     (a) During the period from the Closing Date through the Effective Time (the "Interim Operating Period"), FAREISI shall cause each FAFCO Member to (i) retain control over any disbursement account presently under the control of a FAFCO Member and (ii) continue to issue checks on behalf of the FAREISI Business in the ordinary course of business. FAREISI shall cause each FAFCO Member to separately account for amounts distributed by such FAFCO Member on behalf of the FAREISI Business.

     (b) In the event that NEWCO does not have a disbursement system or disbursement bank account in place by the Effective Time, FAREISI shall cause each FAFCO Member to assist NEWCO in processing NEWCO payments subsequent to the Effective Time, as follows:

          Prior to the Effective Time, those FAFCO Members which need to do so will open a new disbursement bank account ("NEWCO's FAREISI Disbursement Bank Account") to process post-Effective Time payments relating to the FAREISI Business. Each FAFCO Member will continue to process such

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          accounts payable after the Effective Time and shall be entitled to be reimbursed for its direct costs incurred in connection therewith. The checks for these payments will be written from NEWCO's FAREISI Disbursement Bank Account. This bank account will not be run as a controlled disbursement account. No FAFCO Member will fund this account. The FAFCO Members will issue checks from NEWCO's FAREISI Disbursement Bank Account only to the extent that funding has been provided to this account by NEWCO in advance. There will be no interest credited to this account. All bank costs, expenses, fees and earnings credits relating to the opening and operation of NEWCO's FAREISI Disbursement Bank Account will be the responsibility of NEWCO and will be charged directly to such account.

     (c) Within ninety (90) days after the Effective Date (the last day of such ninety (90) day period to be known as the "Bank Account Cut-off Date"), NEWCO will have completed all necessary actions to transfer the ownership of NEWCO's FAREISI Disbursement Bank Account to NEWCO. Regardless of whether the transfer of ownership of FAREISI's NEWCO Disbursement Bank Account to NEWCO has been completed by the Bank Account Cut-off Date, FAREISI shall cause the FAFCO Members to cease issuing checks from this account as of the end of the Bank Account Cut-Off Date.

     3.2 Lock Box Accounts: FAREISI shall cause the FAFCO Members to assist NEWCO in working work with FAFCO Members' banks to cause the lock boxes and related bank accounts of the FAREISI Business in existence on the date hereof to transfer to NEWCO as of the Effective Time. All cleared funds received into these lock boxes prior to the Effective Time will be the property of the FAFCO Members; provided, however that (i) if the cleared funds received into these
         --------  -------
accounts during the Interim Operating Period exceed the cash disbursements (including, without limitation, payroll disbursements) of the FAREISI Business during the Interim Operating Period, FAREISI shall cause an aggregate amount equal to such difference to be deposited in such lock box accounts within (2) business days following the Effective Date and such amounts will become the property of NEWCO, or (ii) if the cleared funds received into these accounts during the Interim Operating Period are less than the cash disbursements (including, without limitation, payroll disbursements) of the FAREISI Business during the Interim Operating Period, NEWCO shall within two (2) business days following the Effective Date reimburse FAREISI for such difference. All cleared funds received after the Effective Time will be the property of NEWCO.

     3.3  Payroll Accounts:

     (a) During the Interim Period, FAREISI shall cause each FAFCO Member to retain its payroll bank accounts in existence on the date hereof. FAREISI shall cause the FAFCO Members to (with respect to the FAREISI Business) issue paychecks and make direct payroll deposits from this account for the period from the Closing Date through the end of the last payroll period ending prior to

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          the Effective Time. All payroll liabilities of the FAREISI Business for Hired Employees accrued after such time will be transferred to NEWCO at the Effective Time.

     (b) In the event that NEWCO does not have a payroll system or payroll bank account in place by the Effective Time, FAREISI shall cause each FAFCO Member to assist NEWCO in processing NEWCO's payroll related to the FAREISI Business subsequent to the Effective Time, as follows:

          Prior to the Effective Time, those FAFCO Members which need to do so will open a new payroll bank account ("NEWCO's FAREISI Payroll Bank Account") to process NEWCO payroll relating to the FAREISI Business. Each FAFCO Member shall continue to process such payroll after the Effective Time and shall be entitled to be reimbursed for its direct costs incurred in connection therewith. These payments will be issued from NEWCO's FAREISI Payroll Bank Account. This bank account will not be run as a controlled disbursement account. No FAFCO Member will fund this account. NEWCO must deposit funds into the account for payroll taxes paid and net payroll one day before each pay day. There will be no interest credited to this account. All bank costs, expenses, fees and earnings credits relating to the opening and operation of NEWCO's FAREISI Payroll Bank Account will be the responsibility of NEWCO and will be charged directly to such account.

     (c) By the Bank Account Cut-off Date, NEWCO will have completed all necessary actions to transfer the ownership of NEWCO's FAREISI Payroll Bank Account to NEWCO. Regardless of whether the transfer of ownership of NEWCO's FAREISI Payroll Bank Account to NEWCO has been completed by the Bank Account Cut-off Date, FAREISI will cause the FAFCO Members to cease issuing checks and making payments from this account as of the end of the Bank Account Cut-Off Date.

     3.4 Escrow and Petty Cash Accounts: FAREISI shall cause the FAFCO Members to assist NEWCO in working with FAREISI's banks to cause the escrow and petty cash bank accounts applicable to the FAREISI Business in existence on the date hereof to transfer to NEWCO as of the Effective Time. Funds in these accounts as of the Effective Time will be the property of NEWCO. FAREISI shall cause the FAFCO Members to operate and fund these accounts in the ordinary course of business until the Effective Date.

     3.5 Tax and Wage Information: Each Hired Employee will receive one W-2 and one 1099 from each FAFCO Member by which such employee was employed for calendar year 1997.

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                                  ARTICLE IV
                             Financial Coordination
                             ----------------------

     4.1 Bonuses: FAREISI shall cause the account balances of such accounts as are kept by each FAFCO Member for the purpose of awarding bonuses and/or commissions to such FAFCO Members' employees under any applicable bonus or commission plans, if any, as funded through the Effective Time with respect to the Hired Employees to be transferred to NEWCO at the Effective Time. FAREISI shall cause each FAFCO Member to determine, in good faith and generally consistent with past practice, the actual payout amounts for the Hired Employees under such plans, if any, for that portion of fiscal year 1997/1998 up to the Effective Time in accordance with that FAFCO Members' normal practices and processes and thereafter deliver such payout information to NEWCO. NEWCO shall distribute such bonuses/commissions, as instructed by the FAFCO Member, to the appropriate recipients at such times as NEWCO shall determine (but in no event prior to January 1, 1998). Within five (5) business days following any payment of such bonuses/commissions, FAREISI shall cause the FAFCO Member to reimburse NEWCO for the total costs related to such bonuses/commissions to the extent they relate to the period through November 30, 1997.

     4.2 Surety Bonds: As promptly as possible after the Effective time, NEWCO shall take any and all action necessary to have each surety bond relating to the FAREISI Business which was provided by any FAFCO Member to be replaced by a surety bond obtained by NEWCO. If, after the Effective Time, any FAFCO Member is required to pay any amounts under any surety bond for actions or inactions on the part of NEWCO or any of its affiliates, then NEWCO shall reimburse such FAFCO Member for all amounts paid by such FAFCO Member under such surety bond within five (5) business days of receipt from the FAFCO Member of a request for the payment of such amounts.


                                   ARTICLE V
                         Corporate Purchase Agreements
                         -----------------------------

     5.1 Certain Existing Purchase Agreements: Prior to the Effective Date, the FAREISI Business received goods and services pursuant to purchase agreements entered into by the FAFCO Members on behalf of all of their business units (the "Existing Purchase Agreements"). The Joint Venture and Operating Agreements do not contemplate that NEWCO will be able to continue to obtain goods and services after the Effective Time pursuant to the Existing Purchase Agreements. Therefore, NEWCO shall use its reasonable best efforts to obtain new contracts from such vendors or other, lenders on a stand-alone basis as promptly as possible after the Effective Time. In the meantime, however, in order to provide NEWCO with an opportunity to solicit new bids and negotiate new contracts for the goods and services provided under the Existing Purchase Agreements, FAREISI shall cause the FAFCO Members to, if and only to the extent expressly permitted by the terms of the Existing Purchase Agreements, allow NEWCO to purchase goods and services pursuant to the Existing Purchase Agreements for, except as provided below, a period not to exceed one hundred eighty (180)

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days after the Effective Date (the "Transition Period"). During the Transition
Period, NEWCO shall pay all vendors providing goods or services to it under the Existing Purchase Agreements pursuant to separate purchase orders. Upon expiration of the Transition Period, NEWCO's right to purchase goods and services pursuant to the Existing Purchase Agreements shall terminate and FAREISI shall have no other obligations to NEWCO with respect to such agreements.


                                   ARTICLE VI
                             Additional Agreements
                             ---------------------

     6.1 Excelis Agreement: During the Interim Operating Period, FAFCO, FAREISI and NEWCO shall, subject to the terms of the Operating Agreement as incorporated into the Interim Operating Agreement, use their best efforts to document the relationship that Excelis, Inc. will have with NEWCO from and after the Effective Time.

     6.2 Dallas Property: During the Interim Operating Period, FAREISI and NEWCO shall, subject to the terms of the Operating Agreement as incorporated into the Interim Operating Agreement, use their best efforts to document the relationship that FAREISI will have with NEWCO from and after the Effective Time in respect of that certain real property owned by FAREISI and located at 8435 Stemmons Freeway, Dallas, Texas (the "Dallas Property"), which relationship shall require FAREISI (i) to sublease to NEWCO that space currently utilized in connection with the FAREISI Business and (ii) to make available to NEWCO certain tenant improvements at the Dallas Property, which tenant improvements shall be paid for on a monthly basis over a ten-year period.


                                  ARTICLE VII
                            General Support Services
                            ------------------------

     7.1 Post-Effective Date Support Arrangements: Each of FAREISI and NEWCO anticipate that occasional requests for services regarding tax, payroll, treasury and other matters (including requests to answer specific questions related thereto) may be made by the other party after the Effective Date. Subject to the terms of the Operating Agreement, such services shall be provided without charge unless the party receiving such request determines, in its sole discretion, that satisfaction of such request would involve the expenditure of a significant amount of time and/or resources, in which case, such party shall provide to the requesting party an estimate of the costs anticipated to be incurred in satisfying the request, which costs shall include (a) the pro rata portion of the salary and bonus of the employees actually providing the services requested pursuant hereto, (b) reasonable out-of-pocket expenses (evidenced by appropriate documentation) and (c) a payroll expense charge in an amount equal to 23% of the amount of salary billed and 11% of bonus billed, pursuant to clause (a) above. Upon receipt of such estimate, the requesting party shall have two (2) business days in which to notify the other party whether such party should undertake to

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

provide the requested services. If such services are provided, the party providing the services shall deliver to the requesting party an invoice on a monthly basis containing a description of the services performed and the aggregate costs actually incurred in performing such services (which amount may exceed the estimate provided to the requesting party, provided that in such case, the party providing the services shall provide reasonable detail to the requesting party as to the nature of such excess). The invoice shall be paid by the requesting party within thirty (30) days of receipt thereof. Notwithstanding the foregoing, FAREISI and NEWCO may from time to time require personnel and other data from the other party related to or required in connection with their maintenance of human resources databases, which information shall be provided to the requesting party without charge. The parties obligation to provide support services pursuant to this Section 6.1 is in addition to any other specific support services commitments agreed to by the parties pursuant to any other agreements, including the Joint Venture and Operating Agreements, and nothing in this Section 6.1 is intended or shall be construed to obligate any party to pay or reimburse any amounts with respect to such other commitments.


                                 ARTICLE VIII
                                 Miscellaneous
                                 -------------

     8.1 Cooperation: The parties will cooperate in good faith to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, each party will assist the other party and furnish the other party with such information and documentation as the other party may reasonably request.

     8.2 Enforcement Against the FAFCO Members: FAREISI shall cause each FAFCO Member to comply with its obligations under this Agreement.

     8.3  Indemnity:

     (a) NEWCO agrees to defend, indemnify and hold harmless each FAFCO Member and its subsidiaries and affiliates (including, without limitation, their respective officers, directors, employees, shareholders and agents) (the "FAFCO Parties") against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees) (collectively, "Damages") arising out of or resulting from any demand, claim, lawsuit or other cause of action brought by a third party as a result of or in connection with the post-closing services rendered by employees of any FAFCO Party pursuant to this Agreement, provided that no FAFCO Party shall be entitled to indemnification in respect of its or his own gross negligence or wilful misconduct.

     (b) FAREISI hereby agrees to defend, indemnify and hold harmless NEWCO and its subsidiaries and affiliates (including, without limitation, their respective

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          officers, directors, employees, shareholders and agents) (the "NEWCO
          Parties") against any and all Damages arising out of or resulting from any demand, claim, lawsuit or other cause of action brought by a third party as a result of or in connection with the postclosing services rendered by employees of any NEWCO Party pursuant to this Agreement, provided that no NEWCO Party shall be entitled to indemnification in respect of its or his own gross negligence or wilful misconduct.

     8.4  No Liability:

     (a) In providing services hereunder, no FAFCO Party shall be liable to any NEWCO Party for any error or omission except to the extent that any such error or omission results from the willful failure of a FAFCO Party's employee to perform the services required hereunder or from the gross negligence or willful misconduct of any such FAFCO Party employee. In no event shall any FAFCO Party be liable to any NEWCO Party or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of any NEWCO Party, in connection with the performance, misfeasance or nonfeasance hereunder of any FAFCO Party. Neither FAREISI nor any FAFCO Party makes any representation or warranty under this Agreement as to the accuracy or completeness of any information provided to NEWCO pursuant to the terms of this Agreement; provided; however, that nothing in this Agreement is intended to limit or otherwise affect the representations and warranties made under the Joint Venture and Operating Agreements or in any certificate or other document delivered pursuant thereto.

     (b) In providing services hereunder, no NEWCO Party shall be liable to any FAFCO Party for any error or omission except to the extent than any such error or omission results from the willful failure of a NEWCO Party's employee to perform the services required hereunder or from the gross negligence or willful misconduct of any such FAFCO Party employee. In no event shall any NEWCO Party be liable to any FAFCO Party or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of any FAFCO Party, in connection with the performance, misfeasance or nonfeasance hereunder of any NEWCO Party. Neither NEWCO nor any Newco Party makes any representation or warranty under this Agreement as to the accuracy or completeness of any information provided to any FAFCO Party pursuant to the terms of this Agreement; provided; however, that nothing in this Agreement is intended to limit or otherwise affect the representations and warranties made under the Joint Venture and Operating Agreements or in any certificate or other document delivered pursuant thereto.

     8.5 Confidentiality: The parties acknowledge that information concerning the business or operations of any of the other parties received as a result of the operation of this

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

Agreement constitutes confidential information subject to the terms and conditions of the Joint Venture and Operating Agreements.

     8.6 Severability: If any provision of this Agreement shall finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     8.7 Notices: Any notice or other communication required or permitted to be given under this Agreement shall be given in the manner provided in the Joint Venture Agreement.

     8.8 Assignment: This Agreement shall be binding upon and inure to the benefit of the successors of each of the parties, but shall not be assigned by any party without the prior written consent of the other parties.

     8.9 No Third Parties: This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the parties hereto.

     8.10 Governing Law: This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of California, except where the substantive laws of another jurisdiction mandatorily apply.

     8.11 Counterparts: More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

     8.12 Complete Agreement: This Agreement, together with the EXPERIAN Transition, Joint Venture and Operating Agreements, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative or either party relating thereto.

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

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       FIRST AMERICAN REAL ESTATE
                                       SOLUTIONS LLC



                                       By: /s/ Parker S. Kennedy
                                           ----------------------------
                                       Title:
                                              -------------------------


                                       FIRST AMERICAN REAL ESTATE
                                       INFORMATION SERVICES, INC.



                                       By: /s/ John Long
                                           ----------------------------
                                       Title:
                                              -------------------------


                                       THE FIRST AMERICAN FINANCIAL
                                       CORPORATION



                                       By: /s/ Parker S. Kennedy
                                           ----------------------------
                                       Title:
                                              -------------------------

                                       11